AGREEMENT OF SALE

                                 By and Between

                           Merit Medical Systems, Inc.

                                       and

                                Mallinckrodt Inc.




                                 August 20, 1999



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                                TABLE OF CONTENTS

RECITALS..........................................................................................................1

ARTICLE I
    SALE OF ASSETS; TRANSACTION AGREEMENTS; CLOSING...............................................................1
                  1.1      Assets.................................................................................1
                  1.2      Excluded Assets........................................................................3
                  1.3      Assumed Liabilities....................................................................3
                  1.4      Excluded Liabilities...................................................................4
                  1.5      Assignment of Agreements...............................................................4
                  1.6      Additional Understandings..............................................................4
                  1.7      Purchase Price.........................................................................8
                  1.8      Closing................................................................................9
                  1.9      Closing Deliveries.....................................................................9

ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF SELLER.....................................................................11
                  2.1      Organization, Existence and Good Standing.............................................11
                  2.2      Authority.............................................................................11
                  2.3      Consents and Approvals; No Violation..................................................11
                  2.4      Books and Records.....................................................................12
                  2.5      Absence of Undisclosed Liabilities....................................................12
                  2.6      Financial Statements..................................................................13
                  2.7      Absence of Changes....................................................................13
                  2.8      Contracts.............................................................................13
                  2.9      Title to Assets and Related Matters...................................................15
                  2.10     Compliance With Laws..................................................................16
                  2.11     Litigation............................................................................16
                  2.12     Bankruptcy............................................................................16
                  2.13     Personal Property.....................................................................16
                  2.14     Transactions with Affiliates..........................................................17
                  2.15     Employees and Labor Matters...........................................................17
                  2.16     Tax Matters...........................................................................18
                  2.17     Intellectual Property.................................................................18
                  2.18     Real Property.........................................................................20
                  2.19     Inventory.............................................................................21
                  2.20     Year 2000 Compliance..................................................................21
                  2.21     Assets Used to Conduct Business.......................................................22
                  2.22     Product Warranties; Defects...........................................................22
                  2.23     No Illegal Payment....................................................................22
                  2.24     Mexican Facility......................................................................22
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                                       i

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
ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................................23
                  3.1      Organization, Existence and Good Standing.............................................23
                  3.2      Authority.............................................................................23
                  3.3      Consents and Approvals; No Violation..................................................23
                  3.4      Bankruptcy............................................................................24

ARTICLE IV
    ADDITIONAL COVENANTS AND AGREEMENTS..........................................................................24
                  4.1      Expenses..............................................................................24
                  4.2      Public Announcements..................................................................24
                  4.3      Waiver of Bulk Sales Law Compliance...................................................24
                  4.4      Offer of Employment to Seller's Angleton Division Employees...........................24
                  4.5      Noncompetition........................................................................25

ARTICLE V
    INDEMNIFICATION..............................................................................................26
                  5.1      Indemnification by Seller.............................................................26
                  5.2      Indemnification by Purchaser..........................................................26
                  5.3      Conditions for the Assertion of Third Party Claims....................................27
                  5.4      Limitations on Indemnification........................................................28

ARTICLE VI
    MISCELLANEOUS................................................................................................30
                  6.1      Survival of Representations, Warranties,
                           Covenants and Agreements .............................................................30
                  6.2      Amendment and Modification............................................................30
                  6.3      Waiver; Consents......................................................................30
                  6.4      Further Assurances....................................................................30
                  6.5      Notices...............................................................................30
                  6.6      Assignment............................................................................31
                  6.7      Governing Law.........................................................................31
                  6.8      Jurisdiction..........................................................................32
                  6.9      Counterparts..........................................................................32
                  6.10     Interpretation........................................................................32
                  6.11     Entire Agreement......................................................................32
                  6.12     Time of Essence.......................................................................32
                  6.13     Construction..........................................................................32
                  6.14     Severability..........................................................................32
                  6.15     No Third-Party Beneficiaries..........................................................33
                  6.16     Incorporation of Exhibits and Schedules...............................................33
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
ARTICLE VII
    CERTAIN DEFINITIONS..........................................................................................33
                  7.1      "Accounts Receivable".................................................................33
                  7.2      "Affiliate"...........................................................................33
                  7.3      "Agreement"...........................................................................33
                  7.4      "Allocation Schedule".................................................................33
                  7.5      "Angleton Division"...................................................................33
                  7.6      "Assets"..............................................................................34
                  7.7      "CERCLA"..............................................................................34
                  7.8      "Closing".............................................................................34
                  7.9      "Closing Cash Amount".................................................................34
                  7.10     "Closing Date"........................................................................34
                  7.11     "Code"................................................................................34
                  7.12     "Contracts"...........................................................................34
                  7.13     "Damages".............................................................................34
                  7.14     "Disclosure Schedules"................................................................34
                  7.15     "Disposal"............................................................................34
                  7.16     "Encumbrance".........................................................................34
                  7.17     "Entity"..............................................................................35
                  7.18     "Environmental Claim".................................................................35
                  7.19     "Environmental Laws"..................................................................35
                  7.20     "Financial Statements"................................................................35
                  7.21     "GAAP"................................................................................35
                  7.22     "Governmental Authority"..............................................................36
                  7.23     "Governmental Authorization"..........................................................36
                  7.24     "Hazardous Materials".................................................................36
                  7.25     "Improvements"........................................................................36
                  7.26     "Intangible Personal Property"........................................................36
                  7.27     "Intellectual Property Assets"........................................................36
                  7.28     "Legal Requirement"...................................................................36
                  7.29     "Liability"...........................................................................36
                  7.30     "Licensed Intellectual Property Assets"...............................................37
                  7.31     "Material Contracts"..................................................................37
                  7.32     "Material Adverse Effect".............................................................37
                  7.33     "Material Adverse Change".............................................................37
                  7.34     "Medtronic Termination"...............................................................37
                  7.35     "Order"...............................................................................37
                  7.36     "Owned Intellectual Property Assets"..................................................37
                  7.37     "Person"..............................................................................37
                  7.38     "Proceeding"..........................................................................37
                  7.39     "Purchase Price"......................................................................37
                  7.40     "Purchaser"...........................................................................37
                  7.41     "Purchaser's Indemnified Persons".....................................................37
                  7.42     "RCRA"................................................................................37
                  7.43     "Real Property".......................................................................37
                  7.44     "Release".............................................................................38
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
                  7.45     "Remediation".........................................................................38
                  7.46     "Seller"..............................................................................38
                  7.47     "Seller's Indemnified Persons"........................................................38
                  7.48     "Solid Waste".........................................................................38
                  7.49     "Tangible Personal Property"..........................................................38
                  7.50     "Tax".................................................................................38
                  7.51     "Tax Returns".........................................................................38
                  7.52     "Title Commitment"....................................................................38
                  7.53     "Transaction Agreements"..............................................................38
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                                       iv

                                AGREEMENT OF SALE


         THIS AGREEMENT OF SALE ("Agreement") is entered into effective as of August 20, 1999, by and between Merit Medical Systems, Inc., a Utah corporation (the "Purchaser"), and Mallinckrodt Inc., a Delaware corporation ("Seller").


                                    RECITALS

         WHEREAS, Seller is in the business of manufacturing and marketing certain medical devices through what Seller refers to as its "Angleton Division" (hereinafter defined in Section 7.6); and

         WHEREAS, Seller is the owner of certain real property located in Brazoria County, Texas (the "Real Property") on which Real Property is located certain buildings and improvements (the "Improvements"); and

         WHEREAS,  Purchaser  desires  to  purchase  from  the  Seller  the Real
Property, the Improvements and substantially all of the personal property (including intellectual property) used in the conduct of the Seller's business associated with the Angleton Division, and certain other assets, all upon the terms and conditions set forth in this Agreement, in order that the Purchaser may carry out and conduct after the Closing the same business as was conducted by Seller's Angleton Division prior to the date of the Closing; and

         WHEREAS, the Purchaser is willing to assume certain obligations of the Seller as more particularly set forth in this Agreement; and

         WHEREAS, the Seller is making certain representations, warranties, covenants and indemnities herein as an inducement to the Purchaser to enter into this Agreement;

         NOW THEREFORE, in consideration of the respective representations, warranties, covenants and indemnities contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                 SALE OF ASSETS; TRANSACTION AGREEMENTS; CLOSING

         1.1 Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from the Seller, all of the Seller's right, title and interest in and to the following properties, assets and rights:

                  a.       Real Property

                            (i) The  Real  Property   described  on  Exhibit  A,
attached hereto and made a part hereof, which is all of the real property owned by Seller's Angleton Division and the only real property used in connection with the operation of the Angleton Division;

                           (ii) The Improvements;

                          (iii) Any and all personal property or equipment owned
by Seller and used in connection with the operation or maintenance of the Real Property and the Improvements;

                           (iv) All contracts or agreements affecting the Real
Property or the Improvements which the Purchaser desires to acquire; and

                            (v) All  miscellaneous  assets  owned by Seller  and
related to the Real Property or the Improvements including, but not limited to, maps, documents, licenses and permits, plans and specifications, surveys, and reports or investigations pertaining to the Real Property.

                  b.       Other Angleton Division Property

                            (i) All  Tangible  Personal  Property of Seller used
solely or primarily in connection with Seller's Angleton Division, including, without limitation, all inventories of raw materials, work-in-process and finished goods located on the Real Property at the close of business on the Closing Date (hereinafter "Inventory");

                           (ii) All Intangible  Personal Property of Seller used
solely or primarily in connection with Seller's Angleton Division;

                          (iii) All Contracts including agreements, or rights,
whether written or oral, to perform services for, or provide products to any third party or which run to the benefit of Seller, such as covenants not to compete and confidentiality agreements, which relate solely or primarily to Seller's Angleton Division;

                           (iv) All prepayments under any Contract; and

                            (v) Any other item of real or personal property,
whether tangible or intangible,
used solely or primarily in connection with, arising out of the operation of Seller's Angleton Division.

The foregoing items described in Sections 1.1a. and 1.1b. are collectively referred to herein as the "Assets".

         It is the intention of the parties to this Agreement that Purchaser shall acquire from the Seller all of the real and personal property of the Seller used solely or primarily in connection with the business or operation of Seller's Angleton Division, of whatever kind or nature, except for the specifically excluded items described in Section 1.2 below.

         1.2 Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not acquire and Seller shall not sell to Purchaser any of the following (the "Excluded Assets"):

                  a. the corporate record books and stock records of Seller containing the articles of incorporation, bylaws, minutes of the meetings of the board of directors and similar corporate governance documents;

                  b. the tax records of the Seller related to the Angleton Division (except that Purchaser shall be given a copy of any of such records which Purchaser shall request within 30 days after Seller's receipt of a written request from Purchaser);

                  c. assets related to any pension or benefit plan of the Seller;

                  d.       any Accounts Receivable or cash of Seller; and

                  e. except as set forth in Section 1.6i., any rights to use the names "Mallinckrodt Inc.", "Mallinckrodt Medical Services, Inc." or any other derivative name or any trademark or service mark in any manner using the name "Mallinckrodt".

         1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall assign and transfer to the Purchaser and Purchaser shall assume and be obligated to pay the following:

                  a. liabilities related to obligations under Contracts which obligations arise on or after the Closing Date, including (without limitation) all product and service warranties and liabilities related to products sold after the Closing Date, and all liabilities and obligations related to breach of contract or tort or any other obligation which arises as a result of events occurring after the Closing Date. Purchaser is not assuming and Seller is retaining all liabilities under the Contracts related to product warranties and liabilities for products or services sold prior to the Closing Date and all obligations and liabilities related to breach of contract or tort or any other obligation which arises as a result of events occurring prior to the Closing Date.

                  b. any Liabilities covered by Section 4.4 to be assumed by Purchaser.

Those Liabilities referred to in the preceding items a. and b. are collectively referred to herein as the "Assumed Liabilities". Though not an Assumed Liability as defined hereunder, it is understood and agreed by Purchaser that Purchaser shall be fully liable and responsible for all Liabilities arising out of the use or possession by Purchaser of the Assets and the Assumed Liabilities subsequent to the Closing Date, other than with respect to Excluded Liabilities. Purchaser shall also be fully responsible to pay, perform and discharge, as and when due, all obligations for which it is responsible pursuant to the terms hereof and notwithstanding any other provision hereof.

         1.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Seller is not assigning and Purchaser is not assuming and the Assumed Liabilities shall not include any liabilities related to any of the following matters (the "Excluded Liabilities"):

                  a. any liabilities of the Seller related to any Environmental Claim against Seller or related to the Real Property to the extent the factual basis of such claim occurred prior to the Closing Date, including, but not limited to, violation of any Environmental Laws occurring prior to the Closing Date;

                  b. any Liability of the Seller arising as a result of the Seller's breach of contract or agreement, the Seller's commission of a tort or the Seller's violation of a Legal Requirement;

                  c. any liability for products or services sold or provided by Seller prior to the Closing Date;

                  d. any Liability to any present or past employee of the Seller relating to any pension or benefit plan of the Seller, including but not limited to, the Liabilities described in Section 1.6b. other than as set forth in
Section 4.4;

                  e. any obligation of the Seller to pay any Tax of any kind or nature related to the operations of the Seller prior to the Closing Date;

                  f. any Liability of Seller for borrowed money or any Liability of Seller for any accounts payable or Liability incurred in connection with the operation of Seller's Angleton Division on or prior to the Closing Date except for the Assumed Liabilities;

                  g. any Liability incurred by the Seller for legal fees, accounting fees, brokerage costs or any other cost or expense incurred in connection with the transactions contemplated by this Agreement, including escrow and closing costs and title insurance costs contemplated by this Agreement; and

                  h. any Liability of Seller related to the advertising of Seller's products, including, but not limited to, any advertising or contracts related to trade shows, advertising in medical journals, contracts with public relations firms or consultants and any other advertising of any kind or nature whatsoever.

         1.5 Assignment of Agreements. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall take an assignment of all of the Seller's covenants not to compete and confidentiality agreements which Seller has with its employees of the Angleton Division.

         1.6 Additional Understandings. In connection with the purchase of the Assets by Purchaser from Seller and the execution of the Transaction Agreements at the Closing, the parties hereto agree as follows:

                  a. The parties agree to allocate the Purchase Price among the Assets for tax purposes in accordance with an allocation schedule (the
"Allocation Schedule"), which Allocation Schedule shall be agreed upon by the parties, each acting reasonably and in good faith, by March 15, 2000 or such later date as may be mutually agreed by both parties.

                  b. In connection with the acquisition of the Assets and Purchaser's assumption of certain liabilities of the Seller, subject to the provisions of Section 4.4 hereof, Purchaser shall have no obligation for, and the parties specifically understand and acknowledge that Purchaser will not be assuming any responsibility for or liability under, any profit sharing, Section 401(k), thrift-savings, simplified employee pension plan, deferred compensation plan, severance pay, golden parachute, cafeteria plan, flexible compensation plan, life insurance, medical, dental, disability, welfare or vacation plans of the Seller or any other plan or arrangement of the Seller of any kind or character. Subject to the provisions of Section 4.4, Purchaser does not and shall not recognize or assume any liability with respect to any employee benefit plan of the Seller, nor shall the inclusion by Purchaser of a prior employee of the Seller in an employee benefit plan of Purchaser or an Affiliate of Purchaser be deemed to constitute the adoption or continuation by Purchaser of any employee benefit plan of the Seller.

                  c. Seller has an agreement with Future Med for the development of a PTA catheter, a copy of which is attached hereto as Exhibit B. Seller will on the Closing Date assign the Future Med contract to Purchaser. Furthermore, Seller shall purchase from Future Med all of the inventory required to be purchased by Seller on or prior to the Closing Date from Future Med. Seller shall consign such inventory to Purchaser. Purchaser shall use reasonable commercial efforts to sell such inventory in the normal course of Purchaser's operations and, upon the sale of any unit of the Future Med inventory, Purchaser shall pay to Seller Seller's cost for such inventory unit, plus the 3% royalty described below. Such payment shall be made within 45 days after the end of each calendar quarter in which the sale occurred. The terms of assignment of the Future Med contract shall be that Purchaser shall succeed to all of the right, title and interest of Seller under the Future Med contract, shall assume all obligations of Seller arising under such contract which arise on or after the Closing Date, and Purchaser shall grant to Seller a net royalty of 3% on all revenues achieved by Purchaser in connection with such contract until Seller has recovered $1,000,000. Upon the payment by Purchaser to Seller of net royalties totaling $1,000,000, all of Seller's right, title and interest in the Future Med contract and royalty shall terminate and be of no further force or effect.

                  d.  The  parties   understand  and  acknowledge   that  Seller
distributes its Angleton Division products through a worldwide distribution network. In order to facilitate the Purchaser operating a business following the Closing substantially similar to the Angleton Division operations operated by Seller prior to the Closing, Seller agrees to maintain in full force and effect all foreign licenses or authorities to sell products which Seller has in effect as of the Closing Date for the sale of the products produced by Seller's Angleton Division. Such licenses shall be maintained for a period of up to 180 days following the Closing Date (the "Transition Period") and shall, during such Transition Period, be assigned to Purchaser or an entity designated by Purchaser at Purchaser's request, where possible, or novated in favor of Purchaser to the extent such assignment is not possible. Seller will fully cooperate with and assist Purchaser to obtain such licenses and authorizations to sell its products during the Transition Period.

                  e. Purchaser agrees to sell the products Purchaser produces from the Angleton Division to Seller for resale in the countries designated on Exhibit C attached hereto and made a part hereof, such arrangement to be in effect for three (3) years following the Closing Date. Such sale by Purchaser to Seller of Purchaser's products produced from the Angleton Division shall be subject to the transfer pricing set forth on Exhibit D attached hereto and made a part hereof, and shall also be subject to such product warranties and indemnities as Purchaser shall generally give to other purchasers of its products. Notwithstanding the sale by Purchaser to Seller of its products for resale in the countries specified on Exhibit C Purchaser and Seller understand and agree Purchaser will be selling products directly in such countries or through distributors and nothing in this contract shall be deemed to grant any exclusive distribution rights to Seller. Except in those countries where
Purchaser will sell to Seller as specified on Exhibit C Seller agrees to identify the distributors through whom Seller was selling its products worldwide and to assist and cooperate, following the Closing, in enabling Purchaser to establish distribution relationships with such distributors and to assist in every commercially reasonable way to help Purchaser to continue to distribute the Angleton Division products through such distributors.

                  f. Seller agrees to sell to Purchaser bismuth compounds and barium compounds for a period five years after the Closing Date, but if and only for so long as such products are produced and sold by Seller to other customers of Seller. Initially, the prices and terms for the sale of barium compounds and bismuth compounds are as set forth on Exhibit E attached hereto and made a part hereof. All prices shall be adjusted periodically to reflect Sellers increases in cost for the supply of any such compounds.

                  g. To the extent that Seller provides any management information services, including inventory control, customer support, customer tracking, fixed asset records, product sales records, payroll and personnel records, or any other records or services at locations separate and apart from the facilities which are being acquired by Purchaser pursuant to the terms of this Agreement, Seller will provide such services to Purchaser, at its actual cost for providing such services, on a transitional basis during the 90 day period following the Closing or, if of shorter duration, until such time as Purchaser can get its systems and operations fully functioning at its Salt Lake City or Angleton Division headquarters. In connection therewith and to help Purchaser transition to its own management information services, Seller agrees to cooperate reasonably with Purchaser including, by way of example, not by way of limitation, downloading all files, customer lists, product specifications, fixed asset records, employee name and identification information, and salary information, and other records as may be reasonably requested by Purchaser and providing Purchaser with both computer compatible information and hard copies of such information.

                  h. Seller agrees that Seller will make available to Purchaser employees of Seller who are qualified and knowledgeable about all of the products produced by Seller's Angleton Division to provide training to the Purchaser's key employees in Salt Lake City or such other location as Purchaser may request. Such training shall consist of full training regarding all of the products, their specifications, manufacturing details and other information as Purchaser shall reasonably request to make Purchaser fully informed of the Angleton Division products, specifications, customers, sales force and any other information which Purchaser shall reasonably request. Purchaser shall be obligated to pay the out-of-pocket expenses, including airfare and hotel expenses, for employees of Seller who travel to Salt Lake City to provide such training. Such training shall be provided at times as mutually agreeable between Purchaser and Seller, but Seller shall make every effort to accommodate Purchaser's training needs as soon as possible following the Closing. In all events, such training will be provided within 60 days of the Closing.

                  i. Notwithstanding the provisions of Section 1.2e., the parties understand and acknowledge that part of the Assets being sold by Seller to Purchaser include product inventory packaged in packages labeled with the name "Mallinckrodt Inc." or "Mallinckrodt Medical Services, Inc." or other names, trademarks or service marks containing the "Mallinckrodt" name or derivatives thereof. The parties hereby agree that Purchaser shall be entitled to sell all inventory packaged in Mallinckrodt labeled packages and to put inventory into existing packaging marked with the name "Mallinckrodt" which packaging comprises part of the inventory being purchased by Purchaser. In addition, the Purchaser shall be entitled to notify all customers that it has purchased the Angleton Division from Seller and shall be entitled to transition its relationships with its customers from Seller to Purchaser. Notwithstanding the foregoing, all new contracts or purchase contracts shall be under the name Merit Medical Systems, Inc. or another name as Purchaser shall choose. Except as set forth below, Purchaser shall not conduct business in the name of Mallinckrodt, other than to liquidate the inventory and to transition the Angleton Division production from Seller to Purchaser. Seller hereby grants to Purchaser the continuing right to package all products produced by Purchaser from the Angleton Division for resale by Seller in accordance with Section 1.6e. in packaging designating such products as "Mallinckrodt" products. Such use of the name "Mallinckrodt" on packaging of products shall be strictly limited to products produced by Purchaser for resale by Seller in accordance with Section 1.6e.

                  j. Seller agrees that Seller will cooperate with Purchaser in providing Governmental Authorities with the information necessary to allow
Purchaser to qualify as a successor employer for payroll tax purposes and will assist Purchaser in qualifying as a successor employer if Purchaser so requests.

                  k. Seller agrees that any calls Seller receives (including, without limitation, calls, faxes, written orders or other written communications which Seller receives from any third party related to the sale or purchase of products from the Angleton Division or with respect to Contracts) relative to any matter concerning the on-going operation of the Angleton Division shall promptly be forwarded by the Seller to Purchaser. Seller shall inform all of its employees who are involved with the Angleton Division business of the obligation to forward customer's calls, orders, contractual inquiries or other information regarding the Angleton Division to Purchaser. Seller agrees that in the event that any customer or other party in a contractual relationship with Purchaser shall send to Seller any money owed to Purchaser, Seller shall promptly deliver such funds to Purchaser. Purchaser agrees that any funds Purchaser receives with respect to payment on accounts receivable or other payments which are the property of Seller and which were not transferred to Purchaser pursuant to the terms of this Agreement shall promptly be delivered by Purchaser to Seller.

                  l. Seller agrees that Purchaser shall have no responsibility for any inventory previously sold by Seller and Purchaser shall have no obligation to accept return of such inventory or any responsibility with respect to warranties, product performance or product liability with respect to such products. Any such inventory which any customer desires to return shall be the sole and exclusive responsibility of Seller and Purchaser shall refer all such return requests or any product liability questions or product performance problems to Seller which relate to products sold on or prior to the Closing Date by Seller; provided that (i) Purchaser shall provide Seller with replacement products at a reasonable market price if Seller requires any such products to replace products that are the subject of any valid warranty or other product claims by any customer for which Seller is responsible, and (ii) Purchaser will provide Seller with catheter evaluation by its quality control function with respect to any products that are the subject of any warranty or other product claims by any customer for which Seller is responsible, such evaluation to be provided at Purchaser's cost.

         1.7 Purchase Price. The total purchase price (the "Purchase Price") for the Assets shall be comprised of (i) Seven Million Eight Hundred Fifty Thousand Dollars ($7,850,000) ("Closing Cash Amount" and (ii) the assumption of the
Assumed Liabilities, and the Purchase Price will be subject to the adjustments set forth in Sections 1.7e. and 1.7f. The Purchase Price shall be allocated among the Assets as set forth in the Allocation Schedule. The Closing Cash Amount minus the adjustment to be made pursuant to Section 1.7f. will be paid to Seller by Purchaser at Closing.

                  a. The Seller and the Purchaser shall each pay one-half (2) of any sales, use, transfer or transaction tax, if any, imposed by any Governmental Authority attributable to and on account of the sale or transfer of any of the Assets to Purchaser.

                  b. Prepaid expenses (including, but not limited to, rents, utilities, contract payments, license and permit fees, and deposits) with respect to the Assets paid by Seller shall be transferred to Purchaser at the Closing.

                  c. Any escrow fees or other closing costs incurred in connection with the purchase of the Real Property shall be paid one-half (2) by Seller and one-half (2) by Purchaser. All Real Property and other property taxes for the 1999 calendar year shall be prorated between Purchaser and Seller as of the Closing Date.

                  d. The Seller shall pay all charges for a standard Texas form Owner's Policy of Title Insurance (the "Owner's Title Policy") to be issued by a title insurance underwriter reasonably acceptable to Purchaser through a title company (the "Title Company".

                  e. The cost of Inventory, as shown on the balance sheet of March 31, 1999 (which was net of certain inventory reserves), was $2,589,887. The March 31, 1999 balance sheet contained an allowance of $175,000 for inventory that is not saleable or usable, leaving a net inventory value as of March 31, 1999 of $2,414,887. A joint inventory audit was carried out by the parties on August 19, 1999, the day before the Closing Date. The joint inventory audit determined the total value of the inventory to be $2,773,000. The parties have agreed that there is $525,000 of unsaleable or unusable inventory, leaving a net value of usable inventory of $2,248,00. The Closing Cash Amount (and the Purchase Price) shall be reduced by $166,887 which represents the difference between the net inventory value of $2,414,887 existing on March 31, 1999, and $2,248,000 representing the net inventory value existing as of the date of the joint inventory audit.

                  f. Seller shall calculate the fully accrued cost, as of the close of business on the Closing Date, of all vacation owed to employees of the Angleton Division which Purchaser is hiring and such amount shall be deducted from the Closing Cash Amount at the Closing. The fully accrued cost shall include the actual wage cost of the vacation time plus all tax or other burdens which would be incurred if the value of such vacation time were required to be paid in cash by the Seller to such employees.

         1.8 Closing. The Closing is taking place at the offices of the Seller or such other place as may be agreed to by the parties, on and as of the date hereof.

         1.9      Closing Deliveries.

                  a. At the Closing, the Seller is delivering to Purchaser the following:

                           (i)      a Bill of Sale (in the form attached  hereto
as Exhibit F) transferring to Purchaser all of the Seller's right, title and interest in and to all of the Seller's Tangible Personal Property and Intangible Personal Property, free and clear of all Encumbrances, except for Encumbrances represented by Assumed Liabilities and the terms of the Contracts and other matters specifically disclosed by Seller; and

                          (ii)      an Assignment and  Assumption  Agreement (in
the form attached hereto as Exhibit G) assigning to Purchaser all of Seller's rights under the Contracts, free and clear of all Encumbrances, except for Encumbrances represented by Assumed Liabilities and the terms of the Contracts and other matters specifically disclosed by the Seller and except for any consents to assignments of Contracts and other Assumed Liabilities; and

                         (iii)      a Warranty  Deed in favor of  Purchaser,  as
grantee, conveying good and indefeasible fee simple title to the Real Property and Improvements (in the form attached hereto as Exhibit H), subject only to Assumed Liabilities and such other exceptions as may be reasonably acceptable to Purchaser; and

                          (iv)      a standard  Texas form Owner's  Title Policy
(in the form attached hereto as Exhibit I) paid for by the Seller in the amount of the Purchase Price attributable to the Real Property, covering the Real Property and Improvements and insuring that the Purchaser is vested with a good, indefeasible fee simple title to such Real Property and Improvements and to all the easements, rights and benefits that are intended to be appurtenant to or to benefit such Real Property, all subject only to such exceptions as may be reasonably acceptable to Purchaser, and including such customarily available endorsements and additional assurances as may be reasonably required by Purchaser; and

                           (v)      current  evidence   establishing   that  the
individuals acting on behalf of the Seller in connection with this Agreement and the Transaction Agreements is/are authorized to so act and to bind the Seller; and

                          (vi)      an Affidavit given to Purchaser on behalf of
the Seller establishing that the Seller is not a "foreign person" or a "United States real property holding corporation" as defined in the Foreign Investment in Real Property Tax Act, specifying the Seller's U.S. Employer Identification Number, specifying the Seller's office address and establishing that withholding of tax is not required upon the disposition of the Seller's interest in the Real Property; and

                         (vii)      possession of the Tangible Personal Property
and the Real Property and the Improvements; and

                        (viii) copies or originals (as appropriate) of each of the Transaction Agreements executed by all parties; and

                          (ix)      Assignment  of  Patents  and  Assignment  of
Trademarks transferring all Patents, Trademarks and other Intellectual Property Assets to Purchaser in form sufficient for recording with all appropriate Governmental Authorities (in the form attached hereto as Exhibit J; and

                           (x)      copies of all consents (if any)  obtained by
Seller to the assignment of the Contracts.

                  b. At the Closing Purchaser is delivering to the Seller the following:

                           (i)      a wire transfer in the amount of the Closing
Cash Amount net of the deduction described in Section 1.7(f) hereof; and

                           (ii)     an  Assignment  and   Assumption   Agreement
assuming the Assumed Liabilities in the form attached hereto as Exhibit G; and

                         (iii)      copies or originals (as  appropriate) of the
Transaction Agreements executed by all parties; and

                           (iv)     current  evidence   establishing   that  the
individuals acting on behalf of the Purchaser in connection with this Agreement and the Transaction Agreements is/are authorized to so act and bind the Purchaser.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to Purchaser that except as set forth in the Disclosure Schedules to be delivered to Purchaser pursuant to the terms of this Agreement, the following are correct and complete as of the date of this Agreement; provided, however, that any item disclosed under any section of the Disclosure Schedules shall be deemed to be disclosed only with respect to the section to which such Disclosure Schedules references and shall not be deemed to qualify or otherwise limit any other representation or warranty in this Agreement unless and to the extent appropriately cross-referenced. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general applicability relating to the bankruptcy, insolvency, moratorium and the release of debtors and similar rights and remedies, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

          2.1 Organization, Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now being conducted, to own and operate its properties and assets, and to perform all its obligations under the Contracts, this Agreement and the Transaction Agreements. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned or leased and operated by it or the nature of the business conducted by it make such qualification necessary and where the failure so to qualify would have a Material Adverse Effect.

         2.2 Authority. The Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, the Transaction Agreements to be executed by the Seller and all other closing documents and other documents anticipated to be entered into by the Seller in connection with this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No corporate proceedings on the part of the Seller, which have not already been taken, are necessary to authorize the execution and delivery of this Agreement or the Transaction Agreements, the performance of the Seller's obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby. This Agreement has been and the Transaction Agreements to which the Seller is a party have been duly and validly executed and delivered by the Seller and this Agreement and each of the Transaction Agreements constitutes the legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms. Each individual executing this Agreement and the Transaction Agreements on behalf of the Seller, has the legal power, right and actual authority to bind the Seller to the terms and conditions hereof and thereof.

          2.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or the Transaction Agreements by Seller, the consummation of the transactions contemplated hereby and thereby (including, without limitation, the assignments and assumptions referred to in Section 1.9), nor the compliance by the Seller with any of the provisions hereof and thereof will, in any case where it might have any adverse effect on the Assets, the Assumed Liabilities, or any of Seller's rights to any of the foregoing, or on its ability to perform its obligations hereunder or under any of the Transaction Agreements, (i) conflict with or violate any provision of the Articles of Incorporation, Bylaws, or other charter or governing documents of the Seller,
(ii)  result in a  violation  or breach of, or  constitute  (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, Contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of its properties or assets may be bound, including, without limitation, any agreement with respect to the sale by the Seller of any of its properties or assets, (iii) violate or conflict with any provision of any Legal Requirement binding upon the Seller, or
(iv) result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the Assets, or impair the ability of the Seller to carry out its obligations under this Agreement or the Transaction Agreements. The execution and delivery of this Agreement and the other Transaction Agreements by the Seller do not and the consummation of the transactions contemplated hereby and thereby will not give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Contract or other agreement, permit, concession, license, statute, law, ordinance, rule or regulation applicable to the Seller or any of the Assets, except as would not have a Material Adverse Effect on the Assets and the ability of Purchaser to carry on a business similar to the business carried on at the Seller's Angleton Division prior to the Closing. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

          2.4 Books and Records. The books of account and other business records of the Seller regarding the Assets, the Angleton Division of the Seller and the results of operations of the Angleton Division of the Seller have all been made available to Purchaser and such books and records are correct in all material respects, and the books and records considered as a whole fairly represent the operations of the Angleton Division of the Seller for the periods indicated therein.

          2.5 Absence of Undisclosed Liabilities. Except as and to the extent fully reflected or reserved against on the Seller's Financial Statements or as fully disclosed in writing to Purchaser on the Disclosure Schedules, the Seller, as of the Closing Date, did not have any Liabilities, including, without limitation, any Liabilities resulting from failure to comply with any Legal Requirement, applicable to the Angleton Division of the Seller, due or to become due and whether incurred in respect of or measured by the income or sales of the Seller for any period, or arising out of any transaction entered into or any state of facts existing, on or before the Closing Date, which could materially adversely affect the Assets, give rise to an Encumbrance against the Assets or materially adversely affect the Seller's ability to carry out the transactions contemplated by this Agreement and the Transaction Agreements.

          2.6     Financial   Statements.   The  Seller  has  delivered  to  the
Purchaser:

                  a. unaudited balance sheets of the Angleton Division of the Seller as at June 30, 1998 and the related unaudited statements of income, for the fiscal year ended June 30, 1998, including the notes thereto, and

                  b. the unaudited balance sheet of the Angleton Division as of March 31, 1999, and the related unaudited statement of income for the nine months then ended.

All such financial statements delivered pursuant to this Section 2.6 (the "Financial Statements") fairly present the financial condition and results of operations of the Seller's Angleton Division as of the respective dates thereof and for the periods therein referred to, all in accordance with Seller's accounting principles consistently maintained and applied which do not deviate from GAAP in any material respect. The Financial Statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved.

          2.7 Absence of Changes. Since March 31, 1999, there has not been (i) any Material Adverse Change, that would have a Material Adverse Effect on the Assets or Seller's Angleton Division, except for the receipt on April 5, 1999 of a termination notice from Medtronic, Inc. with respect to its contract with the Angleton Division (such event hereinafter referred to as the "Medtronic Termination"; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Assets or the Angleton Division of the Seller; (iii) any change in the accounting methods followed by the Seller with respect to its Angleton Division; (iv) except for the Medtronic Termination, any entry into, termination or receipt of notice of termination of any material agreement or commitment related to the Angleton Division except in the ordinary course of business; (v) any dispute or any other occurrence, event or condition of any character, which reasonably could be anticipated to give rise to a legal or administrative action that might have a Material Adverse Effect; (vi) any increase in or modification of benefits payable or to become payable by Seller to any of the employees of Seller's Angleton Division, except for increases in compensation payable by Seller to the employees of Seller's Angleton Division in the ordinary course of business and consistent with past practice; or (vii) any agreement to do any of the foregoing.

          2.8     Contracts.

                  a. Section 2.8 of the Disclosure Schedules set forth a list of all the Contracts that are material to the Angleton Division ("Material Contracts" to which Seller is a party, which are included in the Assumed Liabilities and which are of the kind described below in this Section 2.8a ("Material Contracts":

                           (i)      any distributor,  sales, advertising, agency
or manufacturer's representative contract;

                          (ii)      any continuing  contract for the purchase or
sale of materials, supplies, equipment or services involving in the case of any such contract more than $50,000 over the life of the contract;

                         (iii)      any trust  indenture,  mortgage,  promissory
note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                          (iv)      any  contract  for capital  expenditures  in
excess of $50,000;

                           (v)      any  contract  limiting  the  freedom of the
Seller or Purchaser, following the Closing, to engage in any line of business or to compete with any other Person (as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                          (vi)      any contract pursuant to which Seller leases
any real property;

                         (vii)      any contract pursuant to which Seller leases
machinery or equipment necessary to run (a) the Mapics Software (including but not limited to an IBM AS400 Server and Cisco 2501 router);

                        (viii) any contract with any affiliate of the Seller;

                          (ix)      any agreement of guaranty,  indemnification,
or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                           (x)      any  license,  or other  agreement  to which
Seller is a party (or by which any Intellectual Property Assets owned or licensed by Seller is bound or subject) and pursuant to which any person has been or may be assigned, authorized to use, or given access to any Intellectual Property Assets owned or licensed by Seller other than (A) access to or use of standard object code product pursuant to customary standard non-exclusive end-user, object code, internal-use software written license and support/maintenance agreements entered into in the ordinary course of business, the forms of which have been provided to Purchaser or (B) access provided in the ordinary course of business under a customary standard written nondisclosure/nonuse agreement, or in accordance with any standard confidentiality provisions set forth in any agreement with any customers for products or services of the Angleton Division;

                          (xi)      any license,  sublicense or other  agreement
pursuant to which Seller has been or may be assigned or authorized to use, or has or may incur any obligation in connection with, any third party Intellectual Property Assets;

                         (xii)      any agreement to indemnify, hold harmless or
defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property Assets infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in a customary standard written end-user object code product license arising in the ordinary course of business; and

                        (xiii)      any employment contract.

                  b. The Seller has (i) performed all of the obligations required to be performed by it under the Contracts, (ii) is entitled to all benefits under, and is not in default in respect of, any Material Contract, except in the case of clauses (i) or (ii) as would not have a Material Adverse Effect. Each of the Contracts is in full force and effect, unamended, and there exists no default or event of default or, to the knowledge of Seller, event, occurrence, condition or act, with respect to Seller or with respect to the other contracting party, or otherwise, that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, could reasonably be expected to become a default or event of default under any Contract, which default or event of default could reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of all Contracts have been made available to the Purchaser.

                  c. Section 2.8(c) of the Disclosure Schedules lists each Material Contract for which the consent, waiver or approval of any third party to such Material Contract was required thereunder in connection with the transactions contemplated by this Agreement or for such Material Contract to remain in effect without modification after the Closing. If, on and as of the date hereof, Seller has not received consents for all of the Contracts for which any consent or approval for assignment is required, Seller shall continue to seek such consents after the Closing Date and shall hold any such Contracts not effectively assigned as of the Closing Date in trust for the benefit of Purchaser, as and to the extent necessary given the terms of any such Contracts prohibiting or restricting assignment.

                  d. Other than as reflected in the Financial Statements or as incurred in the ordinary course of business, no amounts have been paid in advance in the form of fees or compensation to the Seller with respect to the Contracts and no amount is owed by the Seller to any party for goods or services received pursuant to the Contracts prior to the Closing. The parties understand and agree that all prepaid fees shall be the property of Purchaser and transferred by Seller to Purchaser at the Closing and all obligations under Contracts arising prior to the Closing shall remain the obligations of Seller. Such advance payments or amounts owed were paid or incurred in the ordinary course of business.

                  e. Section 2.8e. of the Disclosure Schedules sets forth a complete and accurate list of (i) the ten largest distributors for the Seller's Angleton Division products during the 12 months ending June 30, 1999, indicating the volume of products distributed by such distributor; (ii) the ten largest customers (by dollar volume) of the Seller's Angleton Division during the 12 months ended June 30, 1999, and (iii) the ten largest suppliers of materials or services to Seller's Angleton Division during the 12 months ended June 30, 1999, indicating the nature of the product supplied.

          2.9  Title to  Assets  and  Related  Matters.  Except  as set forth on
Section 2.9 of the Disclosure Schedules, the Seller owns and has good and indefeasible title to or a valid and subsisting leasehold interest in, and the power to sell or transfer, all of the Assets free and clear of all Encumbrances and the claims or rights of any other party, except for Encumbrances represented by Assumed Liabilities and the restrictions, conditions, and obligations in the Contracts, matters affecting title to the Real Property disclosed on the Title Commitment or in the Owner's Title Policy that are reasonably acceptable to Purchaser and other matters disclosed on the Disclosure Schedules that are reasonably acceptable to Purchaser.

          2.10 Compliance With Laws. Except as set forth in Section 2.10 of the Disclosure Schedules, the Seller is in compliance with all Legal Requirements applicable to the ownership of the Assets and the operation of its Angleton Division except where the failure so to comply would not have a Material Adverse Effect, or materially adversely effect the Seller's ability to carry out its obligations under this Agreement or the Transaction Agreements, and the Seller has not received any Order, notice, or other communication from any Governmental Authority of any alleged, actual, or potential violation and/or failure to comply with any such Legal Requirement that might reasonably have any of the foregoing effects.

          2.11 Litigation. Except as set forth in Section 2.11 of the Disclosure Schedules, the Seller is not subject to any Order in which relief is sought involving, affecting, or relating to the ownership, operation, or use of the Assets or the Angleton Division of the Seller or the matters covered by the Transaction Agreements or which would prevent, delay, or make illegal the transactions contemplated by this Agreement or the Transaction Agreements. There are no Proceedings pending or threatened against, involving, affecting, or relating to the Seller's ownership, operation, or use of the Assets or to the conduct of its Angleton Division.

          2.12 Bankruptcy. The Seller has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it or any of its property or assets, or commenced any proceeding under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute of any jurisdiction; and no such action or proceeding has been commenced or threatened against the Seller by any creditor, claimant, Governmental Authority or any other person.

          2.13 Personal Property. The Seller has disclosed to Purchaser all the Tangible and Intangible Personal Property owned, leased or licensed by the Seller. The Seller has made available to the Purchaser true, correct and complete copies of all material contracts, agreements, mortgages, leases and commitments relating to or affecting any interest in the Tangible or Intangible Personal Property of the Seller. Purchaser will be acquiring all of the Tangible and Intangible Personal Property owned by the Seller. All of the Tangible Personal Property owned or used primarily or exclusively by the Seller in connection with the Seller's Angleton Division is located at one of the following addresses:

                  1111 South V Street
                  Angleton, TX 77515

                  Ketchum Court
                  Angleton, TX 77515

          2.14 Transactions with Affiliates. Section 2.14 of the Disclosure Schedules sets forth all relationships between Seller and its Angleton Division and between Seller's Angleton Division and any other Affiliate of the Seller, including any foreign entities. Such relationships include, but are not limited to, any management information services or support services provided by Seller to the Angleton Division; all services, supplies or products obtained by Seller's Angleton Division from the Seller or any Affiliate of the Seller and any other inter-company relationship which, once the Angleton Division has been acquired by the Purchaser, will no longer be available to the Purchaser following the Transition Period, but which is necessary or useful in connection with the Purchaser's operation of a business identical to the Seller's Angleton Division. In addition, except as set forth in Section 2.14 of the Disclosure Schedules, neither the Seller nor any Affiliate of the Seller (a) is a competitor, customer or supplier to Seller's Angleton Division, (b) has a right to or an interest in any Asset, tangible or intangible, which is used in the operations of Seller's Angleton Division, or (c) has any outstanding indebtedness to Seller's Angleton Division.

          2.15    Employees and Labor Matters.

                  a. Seller has provided Purchaser with a true and complete list of all individuals employed by Seller's Angleton Division as of the date hereof and the position of and base compensation plus any commission or bonus arrangements payable to each such individual. Section 2.15 of the Disclosure Schedules contains a list of any written, and a description of any oral, employment agreements, consulting agreements or termination or severance agreements to which Seller is a party which affect employees of the Angleton Division.

                  b. Seller is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute with respect to the employees of its Angleton Division.

                  c. To the knowledge of Seller, no employee of Seller's Angleton Division has been injured in the work place or in the course of his or her employment except for injuries that are covered by insurance or for which a claim has been made under workers' compensation or similar laws. Seller has made available to Purchaser information regarding accidents or injuries to workers which occurred during the last five years for which any claim was made under insurance or any workers' compensation laws.

                  d. Seller has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"; to the best knowledge of Seller, the information and documents on which Seller relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Seller pursuant to IRCA.

                  e. Except as set forth in Section 2.15(a) of the Disclosure Schedules, Seller has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Seller, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect.

                  f. Seller's action in complying with the terms of this Agreement will not violate any agreements with any of Seller's employees.

                  g. Seller has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect.

          2.16 Tax Matters. With respect to the Assets and the Angleton Division, the Seller has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to the Legal Requirements of each Governmental Authority with taxing power over it or its assets and all such Tax Returns are, in all material respects, correct and complete. The Seller has made available to the Purchaser copies of all such Tax Returns (if any) filed since January 1, 1995 which relate solely to the Angleton Division. There exists no proposed tax assessment or any unpaid Taxes against or with respect to the Seller that would affect the Assets, the Angleton Division or the transactions contemplated hereby except as disclosed in the unaudited balance sheets of Seller. With respect to the Angleton Division, all Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

          2.17    Intellectual Property.

                  a. "Intellectual Property Assets"shall mean all copyrights, patents, trade secrets, trademarks, service marks, trade names, moral rights and other forms of intellectual property and industrial property rights of any sort throughout the world in and to inventions (whether or not patentable), ideas, formulae, software (in source and object code form), process engineering, art works, schematic drawings, processes, product plans, logos, know-how, databases, employee lists, customer lists and all business, technical or financial information. "Intellectual Property Assets" also include patent applications, copyright applications and registrations, and trademark and service mark applications and registrations. Intellectual Property Assets shall not include the name "Mallinckrodt Inc." "Mallinckrodt Medical Services, Inc.", or any other derivative of the name "Mallinckrodt".

                  b. Section 2.17b. of the Disclosure Schedules identifies all patents, patent applications, copyrights, copyright applications, copyright registrations, trademarks, trademark applications, trademark registrations, service marks, service mark applications, and service mark registrations owned by Seller and used solely or principally in connection with the Angleton

Division which, together with such trade secrets, know-how, processes, formulae and other data and information owned by Seller and used solely or principally in connection with the Angleton Division shall be referred to as the "Owned Intellectual Property Assets" Schedule 2.17b. of the Disclosure Schedules identifies all of the Intellectual Property Assets leased or licensed by Seller relating to the Angleton Division, including, but not limited to, all patents, patent applications, copyrights, copyright applications, copyright registrations, trade marks, trade mark applications, trade mark registrations, service marks, service mark applications and service mark registrations (the "Licensed Intellectual Property Assets". (The Owned Intellectual Property Assets and the Licensed Intellectual Property Assets are collectively referred to herein as the AAngleton Intellectual Property Assets.) The Angleton Intellectual Property Assets include all Intellectual Property Assets utilized by Seller solely or principally in connection with the conduct of Seller's Angleton Division as conducted prior to the Closing. Except as set forth on Section 2.17b. of the Disclosure Schedules, Seller is the sole owner of all right, title and interest in and to all of said Owned Intellectual Property Assets free and clear of all liens, Encumbrances, claims, interests, rights of use or restrictions whatsoever and has the right to use all Licensed Intellectual Property Assets, free and clear of all claims, Encumbrances or restrictions on use, other than as set forth in the licenses which give rise to Seller's right to use such Licensed Intellectual Property Assets. Except as set forth on
Section 2.17b. of the Disclosure Schedules, all actions required as of the Closing Date to maintain all such applications, registrations, issuances or filings in full force and effect have been taken. Except as set forth on Section 2.17b. of the Disclosure Schedules, there are no outstanding options, licenses, or agreements of any kind relating to the Owned Intellectual Property Assets (other than standard written agreements for use of products sold by the Angleton Division in the ordinary course of business).

                  c. Seller has not received any notice from a third party that any of its Angleton Division products have infringed or are infringing the Intellectual Property Assets of any third party. Seller has not misappropriated and is not misappropriating any trade secrets or proprietary confidential information of any third party, and neither the products of Seller's Angleton Division, nor the Owned Intellectual Property Assets include or embody any trade secret or proprietary confidential information misappropriated by Seller from any third party. There is not pending, nor to Seller's knowledge, threatened against Seller, any claim or litigation contesting the right of Seller to engage in its Angleton Division business or employ any of the Angleton Intellectual Property Assets in Seller's Angleton Division.

                  d. Each employee, consultant or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Owned Intellectual Property Assets, or any part thereof, has assigned or licensed all of his or her rights relating to the Owned Intellectual Property Assets to Seller. With respect to the Owned Intellectual Property Assets, no employee of Seller is in material violation of any employment contract, confidentiality, proprietary information or inventions agreement, or any other contract or agreement relating to the relationship of any such employee with Seller or any previous employer.

                  e. Seller has the right to transfer without payment to a third party for which Purchaser would have any liability or responsibility, all the Angleton Intellectual Property Assets being transferred pursuant to the terms of this Agreement.

          2.18    Real Property.

                  a. There are no pending, or to Seller's knowledge, any threatened, Proceedings affecting the Real Property or in which the Seller is, or to Seller's knowledge will be, a party by reason of the Seller's ownership of the Real Property including, but not limited to, judicial, municipal or administrative proceedings in eminent domain, alleged building code, health and safety or zoning violations, alleged employment discrimination or unfair labor practices, or worker's compensation, personal injuries or property damages alleged to have occurred at the Real Property or by reason of the condition or use of the Real Property.

                  b. There are no violations of any Legal Requirements relating to the Seller's Real Property which might have a Material Adverse Effect. Such Real Property is a permitted, conforming structure under applicable zoning and building laws and ordinances and the present uses thereof are permitted conforming uses under applicable zoning and building laws and ordinances. The conveyance of such Real Property to Purchaser will not violate any Legal Requirements.

                  c. Other than the amounts disclosed by presently existing tax bills made available to Purchaser by the Seller, no other Taxes have been or will be assessed against such Real Property for the tax year 1999. There are not any special assessments or charges which have been levied against such Real Property or, to the knowledge of Seller, which will result from work, activities or improvements done to such Real Property by the Seller.

                  d. The Seller is the legal fee simple title-holder of the Real Property and has good, indefeasible and insurable title to the Real Property, free and clear of all liens, Encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, judgments or other matters, except as disclosed by the Title Commitment for the Owner's Title Policy covering the Real Property.

                  e. The Real Property is connected to and is served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law and which are adequate for the present use and operation of the Real Property, and which are installed and connected pursuant to valid permits and are in compliance with all Legal Requirements.

                  f. The transfer and assignment to Purchaser of the Tangible Personal Property comprising part of the Improvements does not require the consent of any third parties. The Seller has, and at the Closing will deliver to Purchaser, good and indefeasible title to all of the Improvements.

                  g. To the knowledge of Seller, the Real Property is not contaminated by the presence of any Hazardous Materials in any amounts or concentrations that would be in violation of any Environmental Law or that would require any Remediation, and there is no Proceeding with respect to the Real Property pursuant to which it is alleged that there are any Hazardous Materials present on or under the Real Property in an amount or manner that would violate any Environmental Law or pursuant to which there is any investigation as to the presence of any Hazardous Materials on or under the Real Property. To Seller's knowledge, no underground tank for storage of gasoline or other purpose is located on the Real Property.

                  h. Permanent certificates of occupancy, and all licenses, permits, authorizations and approvals if and to the extent required by all Governmental Authorities having jurisdiction over the Real Property, have been or will be issued for the Real Property on or as soon after the Closing Date as possible.

                  i. The Real Property has full, free and adequate access to and from public highways and roads and, to Seller's knowledge, no fact or condition exists which could result in the termination of such access, or in the termination or expiration of any conditional use permits, sign permits, easements, rights-of-way or other governmental permits or approvals necessary for the use of the Real Property in its current manner.

                  j. One Hundred Sixty-Two parking spaces are located on the Real Property and no person other than Seller has the right to park on the Real Property.

         Except for the representations and warranties made in this Agreement, Seller is conveying the Real Property "as is", "where is" and with all faults. Except for the representations and warranties contained herein and the warranty of title contained in the Warranty Deed, Seller expressly disclaims and Purchaser by its acceptance hereof acknowledges and accepts that Seller has disclaimed any and all representations, warranties or guaranties, of any kind, oral or written, express or implied, or arising by operation of law (except as to the title warranties contained in the Warranty Deed and except as provided in this Agreement) of or concerning such Real Property.

          2.19 Inventory. Except as set forth in Section 2.19 of the Disclosure Schedules and except as determined in accordance with the joint procedures contemplated by Section 1.7e. above, all of the inventory of the Seller related to its Angleton Division (a) is useful or saleable in the normal course of business, subject only to the reserve for inventory write down set forth on the March 31, 1999 Balance Sheet, and such reserves which will be established on any Balance Sheet of the Angleton Division on and as of the Closing Date by Seller in a manner fully consistent with the past accounting practices and (b) is carried in amounts, net of any reserves, that reflect the lower of cost or fair market value of such inventory.

          2.20 Year 2000 Compliance. With respect to any computer software or systems used by Seller in the operation of its Angleton Division business as presently conducted, the following representations and warranties shall apply:
There will be no failure or inability of such software or systems to accurately process date data (including, but not limited to, calculating, comparing, sequencing, storing and rendering) from, into, during and between the 20th and 21st centuries, including leap year calculations, nor will the software or systems malfunction or produce any invalid or incorrect results as a result of, or shall not be compatible with in all respects, dates on or after January 1, 2000 ("Year 2000 Compliance"). Year 2000 Compliance shall include, without limitation, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data values correctly reflect the century.

          2.21 Assets Used to Conduct Business. The Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible, used by the Seller solely or primarily in the conduct of Seller's Angleton Division as currently conducted.

          2.22 Product Warranties; Defects. Except as set forth on Schedule 2.22, each product manufactured, sold or delivered by the Seller in connection with its Angleton Division has been in conformity with all applicable federal, state, local and foreign laws and regulations, contractual commitments and all expressed or implied warranties, except for such failures to conform as would not, in the aggregate, have a Material Adverse Effect.

          2.23 No Illegal Payment. Neither the Seller nor any of the directors, officers, employees or agents of the Seller (a) has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or any other person who was, is, or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction), or (ii) made or agreed to make any illegal contribution, or reimbursed any political gift contribution made by any other Person, to any candidate for any federal, state, local or foreign public office which might subject the Seller or any of the Assets or the Angleton Division or the Purchaser's operation of the Angleton Division following the Closing to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) has established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose with respect to its Angleton Division.

          2.24 Mexican Facility. Seller owns and operates a manufacturing facility in Ciudad Juarez, Chihuahua, Mexico ("Mexican Facility". Waste from the Mexican Facility is legally imported into the United States for disposal. For regulatory identification and compliance purposes, the Mexican Facility was registered under the name and address of the Angleton Division. Seller represents and warrants to Purchaser that it has changed the registration of the Mexican Facility to a Seller entity other than the Angleton Division and has complied with all laws, rules, regulations, international protocols and/or agreements, and other applicable requirements, necessary to: (1) change such registration; and (2) otherwise properly notify the proper authorities of such change and waste importation activities. None of the products or waste generated at the Mexican Facility was for or had any relation to the Angleton Division.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Seller as follows. Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general applicable relating to the bankruptcy, insolvency, moratorium and the release of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

          3.1 Organization, Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now being conducted, to own and operate its properties and assets, and to perform all its obligations under this Agreement, the Contracts and the Transaction Agreements. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the properties and assets owned or leased and operated by it or the nature of the business conducted by it make such qualification necessary and where the failure so to qualify would have a material adverse effect on Purchaser's business or operations.

          3.2 Authority. Purchaser has full power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms. The Transaction Agreements to which Purchaser is a party have been duly and validly executed and delivered by Purchaser and constitute the legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with their terms. Each individual executing this Agreement and the Transaction Agreements on behalf of the Purchaser, has the legal power, right and actual authority to bind the Seller to the terms and conditions hereof and thereof.

          3.3 Consents and Approvals; No Violation. No filing or registration with, no notice to and no Governmental Authorization, consent or approval of any Governmental Authority, creditor or other person in a contractual relationship with Purchaser is necessary in connection with Purchaser's execution and delivery of this Agreement or the Transaction Agreements, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. Neither the execution and delivery of this
Agreement or the Transaction Agreements, the consummation of the transactions contemplated hereby or thereby, nor the compliance by Purchaser with any of the provisions thereof will, as of the Closing Date, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, (ii) violate or conflict with any provision of any Legal Requirement binding upon Purchaser; or (iii) result in, or require, the creation or imposition of any Encumbrance upon or with respect to any of the properties now owned or used by Purchaser.

          3.4 Bankruptcy. Purchaser has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of it or any of its property or assets, or commenced any proceeding under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute or any jurisdiction; and no such action or proceeding has been commenced or threatened against Purchaser by any creditor, claimant, Governmental Authority or any other person.


                                   ARTICLE IV
                       ADDITIONAL COVENANTS AND AGREEMENTS

          4.1 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. The parties understand and acknowledge that Purchaser is acquiring substantially all of the Assets of the Seller's Angleton Division, and that while Purchaser has agreed to assume certain liabilities of the Seller as specifically set forth in this Agreement, Purchaser has not agreed to assume or pay any of Seller's costs incurred in consummating the transactions contemplated hereby, including, but not limited to, any legal, accounting, tax or transaction costs. Each of Seller and Purchaser shall be solely obligated to pay any fees or commissions to any broker, investment banker or similar Person who has acted on behalf of such party in connection with the transactions contemplated by this Agreement.

          4.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued at such time and in such manner as Purchaser and Seller shall jointly determine, but either party may make such announcements, give such notices and provide such information to Governmental Authorities, employees, creditors, Affiliates and the public as its counsel may advise is legally required.

          4.3 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the provisions of any applicable bulk sales or transfer law and agrees that none of the proceeds of the sale of the Assets will be applied as required by such law, but will be paid to Seller as herein provided. Seller hereby agrees to pay any creditors of Seller such amounts as are due and applicable to such creditors as a result of such noncompliance with such law, except for the Assumed Liabilities being assumed by Purchaser.

          4.4 Offer of Employment to Seller's Angleton Division Employees. The Purchaser agrees to make an offer of employment to substantially all of the employees of Seller's Angleton Division, such employment to be effective as of the Closing Date, to work for the Purchaser in carrying on a business similar to that conducted by the Seller at its Angleton Division prior to the Closing Date. Each employee's offer of employment shall allow such employees to participate in Purchaser's standard employee benefit plans and shall recognize such employee's time of service with Seller in qualifying for Purchaser's benefit plans and for all vesting and benefit calculation purposes. Such employee's continued employment by Purchaser shall be on such terms as Purchaser shall determine and shall be at the full discretion of Purchaser. Purchaser shall assume all responsibility related to termination of such employees after they once have become the employees of Purchaser. Each employee shall be given accrued vacation equal to the accrued vacation such employee was owed by Seller, or, at the employee's option after the Closing Date, Purchaser shall make a cash payment to such employee equal to the value of such vacation time at the salary level of employee as an employee of Seller and in the amount calculated by Seller for purposes of a deduction from the Purchase Price as provided in Section 1.7f.
Subject to the terms of Purchaser's medical benefit plans, Purchaser shall provide that all of the Seller's employees who come to work for Purchaser shall be allowed coverage under Purchaser's medical plan without any pre-existing condition limitation.

          4.5     Noncompetition.

                  a. For and in consideration of the payment by Purchaser of the Purchase Price herein and its other promises hereunder, Seller (on behalf of itself and its Affiliates) agrees that, for a period of five (5) years from and after the Closing Date, neither Seller nor any of its Affiliates will, anywhere in the world, directly or indirectly, compete with Purchaser and its Affiliates, or assist any other Person in competing with Purchaser and its Affiliates, relative to the technology, product lines or commercial business of the Angleton Division, as specifically described in the first two sentences of Section 7.5 below. Notwithstanding the immediately preceding sentence, nothing shall prevent or restrict Seller or any of its Affiliates, either directly or indirectly, now or in the future, from engaging in any lines of business in which it is currently engaged through business activities occurring outside of the Angleton Division, whether or not such lines of business are competitive with the business of the Angleton Division.

                  b. It is agreed by the parties that the scope, time and geographic restrictions contained in subsection (a) set forth immediately above are reasonably and fairly related to the business cycle and geographic coverage of the business of the Angleton Division.

                  c. Seller understands and agrees that, in the event of a breach by it or its Affiliates of any obligations set forth in this Section 4.5, Purchaser and/or its Affiliates may suffer irreparable damage for which their remedies at law are inadequate and, therefore, in the event of any such breach, Purchaser or any of its Affiliates (as appropriate) may receive, from a court of appropriate jurisdiction, a temporary restraining order (without the necessity of proving actual damages and without the requirement of posting any bond or other security) an injunction, a decree for specific performance or such other equitable relief as may be deemed appropriate under the circumstances, in addition to any other remedies any of them may have at law and hereunder.

                                    ARTICLE V
                                 INDEMNIFICATION

          5.1      Indemnification by Seller.

                  a. From and after the Closing Date and subject to the limitations set forth in Section 5.4, Purchaser and each of Purchaser's officers, directors, employees, counsel, agents, contractors, successors and assigns (Purchaser and such persons are collectively referred to herein as "Purchaser's Indemnified Persons" shall be indemnified and held harmless by the Seller against, and reimbursed for, any Liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the reasonable costs of investigation incurred in defending against or settling such Liability, damage, loss, injury, harm, detriment, Proceeding, settlement, award, punitive damage award, Tax, fee, charge, cost or expense or claim therefor and any amounts paid in settlement thereof, imposed on or reasonably incurred by Purchaser's Indemnified Persons (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Damages" directly or indirectly, arising out of or resulting from (i) any breach of or inaccuracy with respect to any representation or warranty on the part of Seller under this Agreement or any of the Transaction Agreements, (ii) any breach or nonfulfillment of any covenant on the part of Seller in this Agreement or any of the Transaction Agreements, (iii) any Excluded Liability or any Liability associated with any Excluded Asset, (iv) any Taxes arising out of the operation of the Angleton Division to the extent related to the period occurring on or before the Closing Date, and (v) any violation of any Environmental Law arising out of any acts or omissions to act by Seller in connection with the Angleton Division on or prior to the Closing Date and any duty of Remediation under Environmental Law with respect to Hazardous Materials located on or under the Real Property on and as of the Closing Date and (vi) any liability associated with Purchaser's waiver of bulk sales compliance by Seller in Section 4.3 hereof. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Purchaser's Indemnified Persons in the absence of claims by a third party, subject in any case to the limitation set forth in Section 5.4.

                  b. Subject to the limitations set forth in Section 5.4, Seller, its successors and assigns, agrees to indemnify, defend and hold harmless Purchaser's Indemnified Persons from and against any Damages arising out of or in any way related to the: (1) Mexican Facility, (2) compliance with any legal requirements associated with the importation of waste from Mexico into the United States, (3) failure of Seller to properly transfer registration for waste importation purposes from the Angleton Division to another Seller entity, or (4) failure of Seller to properly notify the proper authorities of the change of such registration. The provisions of this subsection (b) shall be in addition to all other obligations and liabilities Seller may have to Purchaser at law or equity with respect to the subject matter of the immediately foregoing indemnity and shall survive the transactions contemplated herein to the extent set forth in Section 5.4.

          5.2 Indemnification by Purchaser. From and after the Closing Date and subject to the limitations set forth in Section 5.4, Purchaser shall defend, indemnify and hold harmless Seller and each of the Seller's officers, directors, employees, counsel, agents, contractors, successors, assigns, and legal and personal representatives (Seller and such persons are collectively referred to as the "Seller's Indemnified Persons") from and against, and shall reimburse Seller's Indemnified Persons for, all Damages, imposed on or incurred by Seller's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (i) any inaccuracy in any representation or warranty of Purchaser under this Agreement or the Transaction Agreement, (ii) any breach or nonfulfillment of any covenant of Purchaser under this Agreement or the Transaction Agreements, (iii) any failure to perform, pay and discharge the Assumed Liabilities, and (iv) any Taxes arising out of the Angleton Division or the use by Purchaser of the Assets or Assumed Liabilities related to the period subsequent to the Closing Date.

          5.3 Conditions for the Assertion of Third Party Claims. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel and the payment of all expenses; provided, that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only if the Indemnified Person has not given the Indemnifying Person prompt written notice of such Proceeding within thirty (30) days of such Proceeding being asserted against an Indemnified Person. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its rights and obligations under this Article. In the event that the Indemnifying Person, within thirty (30) days after notice from the Indemnified Person of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding at any time prior to the settlement, compromise or final determination thereof. If the Indemnifying Person assumes the defense of any Proceeding, the Indemnified Person shall, reasonably and in good faith, assist and cooperate in the defense thereof (including reasonably making available documents which it may have in its possession that may be useful in any such defense and making its employees reasonably available for interview, deposition and testimony before any judge, arbitrator or similar official). Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, which consent shall not be unreasonably withheld or delayed, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding.

          5.4      Limitations on Indemnification.

                  a. The  representations  and warranties of Seller set forth in
Article II shall survive the Closing Date for a period of two (2) years, except that the representations and warranties set forth in Sections 2.5, 2.9, 2.10, 2.13, 2.16, 2.17, 2.18, 2.23 and 2.24 shall survive the Closing Date for a period of five (5) years and the representations and warranties set forth in Sections 2.1, 2.2 and 2.3 shall survive the Closing Date indefinitely. Any claim for indemnification by the Purchaser pursuant to clause (i) of Section 5.1(a) above shall be submitted to Seller by Purchaser in a written notice in accordance with the requirements hereof during the appropriate survival period set forth above and shall otherwise not be effective.

                  b. No claim by Purchaser for indemnification pursuant to either clause (ii) or clause (vi) of Section 5.1(a) shall be effective unless such claim is asserted by written notice from Purchaser to Seller in accordance with the requirements hereof prior to the longer of (A) the expiration of three
(3) years from and after the Closing Date or (B) the expiration of one hundred twenty (120) days after the date on which any covenant which is the subject of any claim for indemnification expires in accordance with the terms hereof.

                  c. Any claim by Purchaser for indemnification pursuant to clause (iii) of Section 5.1(a) or pursuant to Section 5.1(b) shall be effective at any time hereafter if such claim is asserted by written notice from Purchaser to Seller in accordance with the requirements hereof.

                  d. No claim by Purchaser for indemnification pursuant to clause (iv) of Section 5.1(a) shall be effective unless such claim is asserted by written notice from Purchaser to Seller in accordance with the requirements hereof prior to the end of one hundred twenty (120) days after the expiration of any applicable statute of limitations governing such claim.

                  e. No claim by Purchaser for indemnification pursuant to clause (v) of Section 5.1 shall be effective unless such claim is asserted by written notice from Purchaser in accordance with the requirements hereof prior to the expiration of five (5) years from and after the Closing Date.

                  f. The representations and warranties of Purchaser set forth in Section 3.4 shall survive the Closing Date for a period of two (2) years and all other representations and warranties of Purchaser set forth in Article III shall survive the Closing Date indefinitely.

                  g. No claim by Seller for  indemnification  pursuant to clause
(ii) of Section 5.2 shall be effective unless such claim is asserted by written notice from Seller to Purchaser in accordance with the requirements hereof prior to the longer of (A) the expiration of three (3) years from and after the Closing Date or (B) the expiration of one hundred twenty (120) days after the date on which any covenant which is the subject of any claim for indemnification expires in accordance with the terms hereof.

                  h. Any claim by Seller for indemnification  pursuant to clause
(iii) of Section 5.2 shall be effective at any time hereafter if such claim is asserted by written notice from Seller to Purchaser in accordance with the requirements hereof.

                  i. No claim by Seller for  indemnification  pursuant to clause
(iv) of Section 5.2 shall be effective unless such claim is asserted by written notice from Seller to Purchaser in accordance with the requirements hereof prior to the end of one hundred twenty (120) days after the expiration of any applicable statute of limitations governing such claim.

                  j. All claims for indemnification hereunder shall be made by written notice to the other party, setting forth in detail the specifics of any such claim, the basis for indemnification as well as, if known, the damages associated with any such claim. No party shall make any claim for indemnification hereunder against the other party unless it shall have a good faith belief that it is entitled to indemnification hereunder.

                  k. Notwithstanding any other provision hereof, the Purchaser shall not be entitled to recover any Damages hereunder pursuant to clauses (i) or (ii) of Section 5.1(a) except to the extent the Damages claimed by Purchaser in good faith under and pursuant to either of such clauses are in excess of Seventy-Five Thousand Dollars ($75,000) in the aggregate. It is agreed that the deductible set forth in the immediately preceding sentence applies only to claims for indemnification made with respect to clauses (i) or (ii) of Section 5.1(a) and shall not have any effect whatsoever on the right of Purchaser to collect, in accordance with the terms and provisions set forth herein, all Damages for which it is entitled to indemnification under other applicable provisions of Section 5.1.

                  l. Notwithstanding any other provision hereof, in no event shall the liability of Seller for Damages pursuant to Section 5.1 hereof exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in the aggregate.

                  m. In no event shall any Indemnified Person be responsible and liable for any Damages that are consequential, special, punitive, exemplary or other than actual Damages; provided that, notwithstanding the immediately foregoing, an Indemnifying Person shall be responsible and liable for any Damages other than actual Damages awarded in connection with any judgment, order, decree or other final resolution by a court, tribunal or other judicial authority arising out of any Proceeding commenced by any third party for which indemnification is available hereunder.

                  n. The sole and exclusive remedy of either party for monetary relief hereunder shall be the indemnification provisions set forth in this
Article V; provided that, the immediately foregoing limitation shall be without prejudice to the right any party may have in any particular circumstance to receive any equitable relief and shall further be without prejudice to the right of any party to receive monetary relief against the other party with respect to any fraudulent action or other intentional wrongdoing in any manner related to the transactions contemplated hereunder.

                                   ARTICLE VI
                                  MISCELLANEOUS

          6.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any investigation made at any time by or on behalf of the parties hereto, all of the representations and warranties of the Seller and Purchaser shall survive the Closing of the transactions contemplated by this Agreement (even if the Seller or Purchaser, as the case may be, knew or had reason to know of any misrepresentation or breach of any warranty at the time of the Closing) and continue in full force and effect thereafter, subject to the limitations on survival set forth in Section 5.4 above.

          6.2 Amendment and Modification. This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

          6.3 Waiver; Consents. Except to the extent specifically provided herein to the contrary (including, without limitation, the provisions of Section 5.4(n) above), the rights and remedies of the parties to this Agreement are cumulative and not alternative. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by each party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent may be given only in writing.

          6.4 Further Assurances. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as another party hereto may at any time reasonably request at and after the Closing, for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

          6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested within two business days after being sent by telecopier, (iii) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (iv) three business days after being sent by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

         if to Seller to:

         Richard T. Higgons
         Mallinckrodt Inc.
         675 McDonnell Blvd.
         Hazelwood, MO 63042
         Fax No. (314) 654-3137

         with a copy to:

         C. Stephen Kriegh
         Mallinckrodt Inc.
         675 McDonnell Blvd.
         Hazelwood, MO 63042
         Fax No. (314) 654-3156

         if to Purchaser, to:

         Merit Medical Systems, Inc.
         1600 West Merit Parkway
         South Jordan, UT 84095
         Attn: Fred Lampropoulos
         Fax No. (801) 253-1688
         with a copy to:

         Scott W. Loveless
         Parr Waddoups Brown Gee & Loveless
         185 South State Street, Suite 1300
         Salt Lake City, UT 84111
         Fax No. (801) 532-7850

          6.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that either party may assign this Agreement to an Affiliate that it wholly owns or by which it is wholly owned, without the necessity of receiving any prior written consent from the other party, except that no such assignment shall relieve the assignor from any of its obligations hereunder unless the other party shall give its written consent to any such relief. This Agreement is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder or with respect hereto.

          6.7 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          6.8 Jurisdiction. Any process against Purchaser or of the Seller in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address of such party set forth in Section 6.5 with the same effect as though served on it or him personally.

          6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, each of which will be deemed an original

         6.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless otherwise provided, all references in this Agreement to articles, sections or paragraphs refer to the corresponding articles, sections or paragraphs of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection, paragraph, clause or other subdivision hereof. Whenever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept to which reference is made."

         6.11 Entire Agreement. This Agreement, including the exhibits and the documents, instruments and schedules referred to herein and in the Transaction Agreements, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein and in the Transaction Agreements. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         6.12 Time of Essence. With regard to all time periods set forth or referred to in this Agreement, time is of the essence.

         6.13 Construction. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         6.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of the court of competent jurisdiction declares that a term or provision hereof is invalid or unenforceable, the parties shall replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the original intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         6.15 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any persons other than the parties and their respective successors or permitted assigns.

         6.16  Incorporation  of  Exhibits  and  Schedules.   The  exhibits  and
Disclosure Schedules identified in this Agreement are incorporated herein by reference and are a part hereof.

                                   ARTICLE VII
                               CERTAIN DEFINITIONS

         For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement (and other terms not listed in this Article IX shall have the meanings ascribed to them at and where defined). Any reference or citation to a law, statute or regulation shall be deemed to include any amendments to that law, statute or regulation and judicial and administrative interpretations of it, but shall only be deemed to refer to any law, statute, regulation or interpretation as it exists on and as of the Closing Date.

          7.1 "Accounts Receivable" means all accounts receivable of the Seller arising out of the Angleton Division business existing as at the Closing Date.

          7.2 "Affiliate" means, with respect to a specified Person, any other Person controlling such specified Person, controlled by such specified Person, or under common control with such specified Person. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          7.3 "Agreement" means this Agreement of Sale, including the exhibits and Disclosure Schedules hereto.

          7.4 "Allocation Schedule" shall have the meaning set forth in Section 1.6b.

          7.5 "Angleton Division" means the catheter manufacturing and distribution business of the Seller located primarily in Angleton, Texas, but also carried on from other places by the Seller, which includes compounding, extrusion, brading, assembling of various diagnostic and interventional cardiology, radiology and neuroradiology catheters and accessories. The Angleton Division also includes all other products which Seller was buying through the Angleton Division on an OEM basis and packaging under a Mallinckrodt label, such as guidance wires, needles and injection tubes purchased from Lake Regent. The Angleton Division business shall not be deemed to include any products purchased or resold under agreement or understanding with Guidant.

          7.6     "Assets" shall have the meaning specified in Section 1.1.

          7.7     "CERCLA"  means  the  Comprehensive   Environmental   Response
Compensation and Liability Act, 42 U.S.C. ' 9601 et. seq.

          7.8     "Closing" shall have the meaning set forth in Section 1.8.

          7.9 "Closing Cash Amount" shall have the meaning set forth in Section 1.7.

          7.10 "Closing Date" means the date and time as of which the Closing actually takes place, which shall be the date of execution hereof.

         7.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

         7.12 "Contracts" means all real property leases, vendor agreements, supply contracts, Real Property service contracts, contracts with customers for the provision of services or products (including all acknowledged or accepted orders for products or services), confidentiality and non-competition agreements with employees and contractors, and every other contract or agreement related solely or principally to the Seller's Angleton Division business, all of which are being assigned to Purchaser and all of which are deemed to be part of the Intangible Personal Property and the Assets being assigned by Seller to Purchaser pursuant to this Agreement and the Transaction Agreements.

         7.13     "Damages" shall have the meaning specified in Section 5.1.

         7.14 "Disclosure Schedules" means the disclosure schedules delivered by Seller to the Purchaser on and as of the Closing Date.

         7.15 "Disposal" (or "disposed") shall have the meaning specified in RCRA.

         7.16 "Encumbrance" means (i) any of the following relating to title or use of the Assets: any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, legend, defect, impediment, exception, condition, restriction, reservation, limitation, impairment, an imperfection of title; or (ii) any of the following additional restrictions: restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, excluding restrictions imposed by law on assets or properties generally.

         7.17 "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

         7.18 "Environmental Claim" means any claim, demand, action, cause of action, suit, adversarial proceeding, liability, criminal liability, judgment, governmental or private investigation relating to Remediation or compliance with any applicable Environmental Laws which is threatened, sought, brought or imposed that is related to, or that seeks to impose Liability or may result in Damage regarding the Seller, the Assets, the Real Property or operations conducted at the Real Property prior to Closing Date for (i) any actual or asserted violation or noncompliance with any applicable Environmental Laws; (ii) injury to or death of any Person or Persons relating to Hazardous Materials; or (iii) exposure to Hazardous Materials. An "Environmental Claim" further includes a proceeding to issue, modify, revoke or terminate an environmental permit, or to adopt or amend a regulation to the extent that such a proceeding or occurrence attempts to redress violations of any applicable environmental permit.

         7.19 "Environmental Laws" includes without limitation, the laws described on Exhibit K attached hereto and incorporated herein for all purposes and any and all other laws, rules, regulations, ordinances, orders or guidance documents, but only as and to the extent in effect on and as of the Closing Date, of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto that relate to (i) wetlands, pinelands or other protected lands or the protection and preservation of wildlife species;
(ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, or clean-up of the air, surface water, ground water, soil or wetlands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Hazardous Substances and the effects thereof; (viii) injury to , death of or threat to the safety or health of employees and any other persons; (ix) the manufacture, processing, distribution in commerce, use, treatment, storage, disposal or Remediation of Hazardous Materials; (x) the protection of human health or safety; (xi) the implementation of spill prevention and/or disaster plans relating to Hazardous Materials; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities under any Environmental Law.

         7.20 "Financial Statements" shall have the meaning specified in Section
2.6 hereof.

         7.21  "GAAP"  means  generally   accepted   United  States   accounting
principles, consistently applied.

         7.22 "Governmental Authority" means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof.

         7.23 "Governmental Authorization" means any permit (including without limitation any Environmental Permit), license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         7.24 "Hazardous Materials" means: (A) those substances included within the definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials" or "toxic substances," under any Environmental Laws; (B) those substances listed in 49 C.F.R. 172.101 and in 40 C.F.R. Part 302; (C) any petroleum, oil or a fraction or constituent thereof; (D) asbestos or any material containing more than one percent (1%) asbestos that is friable or which bears a risk of becoming friable if not abated; (E) polychlorinated biphenyls or formaldehyde; (F) any material designated as a "hazardous substance" pursuant to 33 U.S.C. ' 1321 or listed pursuant to 33 U.S.C. '1317; (G) explosives or radioactive materials (including naturally occurring radioactive materials); (H) solid wastes that pose imminent and substantial endangerment to health or the environment; (I) radon gas in an ambient air concentration exceeding four picocuries per liter (4 Pci/l); or (J) any other materials, products, wastes or substances that are currently
classified   or  regulated   as  hazardous  or  toxic  under  any   Governmental
Regulations.

         7.25     "Improvements"   shall  have  the  meaning  specified  in  the
Recitals hereof.

         7.26 "Intangible Personal Property" means all of the intangible personal property of the Seller's Angleton Division, including but not limited to Intellectual Property Assets, good will, Contracts, contract rights, permits, licenses, customer lists, computer software and every other item of intangible personal property owned, licensed, leased or held through any other means or rights by the Seller and used solely or principally in the Seller's Angleton Division business.

         7.27 "Intellectual Property Assets" shall have the meaning set forth in
Section 2.17.

         7.28 "Legal Requirement" means any law (including without limitation any Environmental Laws), statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority in all cases as in effect on the Closing Date.

         7.29 "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

         7.30 "Licensed Intellectual Property Assets" shall have the meaning set forth in Section 2.17(b).

         7.31     "Material Contracts" has the meaning specified in Section 2.8.

         7.32 "Material Adverse Effect" means any material, adverse effect upon the business, operations, property, Assets, operating results, business prospects or financial condition of the Seller's Angleton Division; provided, however, that changes in conditions generally applicable to the industries and lines of business in which the Seller's Angleton Division is involved or engaged or general economic conditions shall not constitute a Material Adverse Effect.

         7.33 "Material Adverse Change" means any material adverse change in the condition (financial or otherwise), business, operations, properties, prospects, assets or Liabilities of the Seller (whether or not covered by insurance).

         7.34     "Medtronic  Termination" has the meaning  specified in Section
2.7.

         7.35 "Order" means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, consent decree, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

         7.36 "Owned Intellectual Property Assets" shall have the meaning set forth in Section 2.17(b).

         7.37 "Person" means any individual, Entity or Governmental Authority, except where otherwise specifically noted.

         7.38 "Proceeding" means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

         7.39 "Purchase Price" shall have the meaning set forth in Section 1.7.

         7.40     "Purchaser" means Merit Medical Systems, Inc.

         7.41 "Purchaser's Indemnified Persons" shall have the meaning set forth in Section 5.1.

         7.42 "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. " 6901 et. seq.

         7.43 "Real Property" shall have the meaning specified in the Recitals hereof.

         7.44 "Release" or ("released") shall have the meaning specified in CERCLA.

         7.45 "Remediation" means any action necessary in any given circumstances to comply with the requirements of applicable Environmental Law with respect to the Seller, Purchaser or the Real Property and any operation thereon including, if and as necessary, (i) the removal and disposal or containment (if containment is practical under the circumstances and is permissible within Environmental Law) or monitoring of any and all Hazardous Substances at any Real Property; (ii) the taking of necessary precautions as required by Environmental Law to protect against the release or threatened release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Real Property or any surrounding areas thereof if caused by Seller or originating at the Real Property; or (iii) any action necessary to meet the requirements of an environmental permit.

         7.46     "Seller" means Mallinckrodt Inc.

         7.47 "Seller's Indemnified Persons" shall have the meaning set forth in
Section 5.2.

         7.48     "Solid Waste" shall have the meaning ascribed to it in RCRA.

         7.49 "Tangible Personal Property" means all of the tangible personal property owned by the Seller and used exclusively or primarily in its Angleton Division, including, but not limited to, furniture, fixtures, equipment, business records, artwork, prepaid expenses, deposits, books, products, promotional materials, manuals, training materials, supplies and any other item of personal property owned by the Seller and used exclusively or primarily in its Angleton Division.

         7.50 "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

         7.51 "Tax Returns" means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         7.52 "Title Commitment" means the commitment for Commonwealth Land Title Insurance Company to issue the Owner's Title Policy to Purchaser which title commitment was delivered by Seller to Purchaser prior to the date of this Agreement.

         7.53 "Transaction Agreements" shall mean all of the Agreements specified in Sections 1.5 and 1.9 and any other agreement entered into or document exchanged at the Closing which is necessary to close the transactions contemplated by this Agreement in accordance with its terms.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                           "SELLER":

                                    MALLINCKRODT INC.


                                    By: /s/Richard T. Higgons
                                       -----------------------------
                                        Its VP Corporate Development


                           "PURCHASER":

                                    MERIT MEDICAL SYSTEMS, INC.


                                    By: /s/Kent Stanger
                                       ----------------
                                        Kent Stanger
                                        Its CFO

                                LIST OF EXHIBITS
                                ----------------


A        Real Property Description

B        Future Med Agreement

C        Countries of Resale

D        Transfer Pricing of Angleton Division Products

E        Barium Compounds and Bismuth Compounds Pricing

F        Bill of Sale

G        Assignment and Assumption Agreement between Purchaser and Seller

H        Warranty Deed to Purchaser

I        Owners' Title Policy

J        Assignment of Patents and Assignment of Trademarks

K        Environmental Laws